Exhibit 99.1

Published October 7, 2005 on the cbs4denver.com website

Lasers Could Warn Of Deadly Airplane Turbulence

By Steven K. Paulson, Associated Press Writer

(AP) DENVER Pilot Steve Brown found out what it's like to run into the turbulent wake of a jetliner when his small prop-driven plane veered sharply while he was trying to land in Dallas, the wings gripped by an invisible hand.

"Think of it as a miniature tornado," he said. "You're flying along just fine and all of a sudden, the plane starts going into a bank," said Brown, senior vice president of the National Business Aviation Association in Washington.

Brown landed safely, but federal investigators blame the miniature tornadoes, called wake vortexes, for bringing down dozens of planes, including a jetliner that crashed in 2001, killing 260 people. A wake vortex can last up to three minutes and drift for thousands of feet, even crossing nearby runways.

Friday, an aviation technology company demonstrated a laser listening system being tested at Denver International Airport that's designed to spot vortexes and other dangerous air currents and warn pilots and controllers.

Flight Safety Technologies President William Cotton said the device could also allow airplanes to land closer together when controllers are sure a wake vortex is out of the way, potentially saving time and costly fuel.

The lasers act like huge microphones focused on the end of the runway. A burst of light is displayed on a computer screen as a jet flies overhead in the landing pattern. Moments later, a burst of light forms behind the jet as a vortex forms, then drifts slowly out of the landing pattern.

In some cases, the path is clear in as little as 15 seconds. However, because little is known about the phenomena, the FAA has been forced to keep planes three or four minutes apart to make sure the vortex is out of the way. The problem has become especially acute at the nation's 25 or 30 hub airports, which are already congested.

In 2001, American Airlines Flight 587 hit the wake turbulence of a Boeing 747 five miles in front of it. Everyone onboard was killed when the tail sheered off and the Airbus A300-600 plunged to the ground.

The airline industry realized 33 years ago it had a problem when a Delta Airlines DC-9 apparently got caught in the wake of an American Airlines DC-10 that had just completed a touch and go landing in Fort Worth, Texas, causing the DC-9 to crash.

The Federal Aviation Administration conducted tests and determined that the crash was caused by a small tornado the size of a plane's wing span created when large planes take off or land. The agency ordered planes to fly as much as six miles apart on takeoff and landing to allow the wake turbulence to dissipate.

Cotton said allowing planes to land closer together when conditions are good could save millions of dollars.

He said tests show airports could increase the number of landings by as much as 20 percent an hour if they knew when it was safe to bring them in closer together.

Cotton said that could save Chicago's O'Hare International Airport $129 million a year in operating costs. A 6 percent increase at Dallas-Fort Worth International Airport would mean an additional seven planes an hour, he said.

"These are big dollars," he said.

Cotton said it would cost about $10 million to install the equipment at a major airport, and it could be operating in five years if it wins approval from the FAA and pilots.

Wayne Bryant, a NASA manager working with Cotton on the project, said the technology is promising, though further tests are needed.

"We're really in a position now to make a difference," he said.